FIRST AMENDMENT TO THE
INVESTMENT ADVISORY AGREEMENT
THIS FIRST AMENDMENT dated effective as of the 18th day of November, 2025, to the Investment Advisory Agreement, dated as of August 21, 2024, as amended (the
“Agreement”), is entered into by and between Managed Portfolio Series, a Delaware statutory trust (“Trust”) and Kensington Asset Management, LLC, a Texas limited liability company (the
“Adviser”).
RECITALS
WHEREAS, the parties have entered into the Agreement; and
WHEREAS, the parties desire to amend the Agreement to incorporate a newly created series of the Trust; and
WHEREAS, Section 10 of the Agreement allows for its amendment by a written instrument executed by all of the parties.
NOW, THEREFORE, the parties agree to amend and restate Schedule A as attached hereto, to add the Kensington Credit Opportunities ETF (the “Fund”), effective upon the launch date of the Fund.
Except to the extent amended hereby, the Agreement shall remain in full force and effect
IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by a duly authorized officer, as applicable, on one or more counterparts as of the date set forth above.
MANAGED PORTFOLIO SERIES:

By:	/s/
Brian R. Wiedmeyer
President and Principal Executive Officer
KENSINGTON ASSET MANAGEMENT, LLC

By:	/s/
William Bower
Executive Director
SCHEDULE A
FUNDS AND FEES

Series of Managed Portfolio Series	Annual Fee Rate as % of Current Net Assets
Kensington Hedged Premium Income ETF	0.95%
Kensington Credit Opportunities ETF	0.85%